Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2016

●	EPS of $0.54, up 29% from adjusted Q1 2015
●	Organic sales growth of 2.9%
●	Gross margin of 25.0%, up 340 basis points from adjusted Q1 2015
●	Operating margin of 10.5%, up 260 basis points from adjusted Q1 2015

MANCHESTER, CT – May 3, 2016 – LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2016.

Net sales in the first quarter of 2016 increased 1.9% to $129.7 million, compared to $127.3 million in the first quarter of 2015, including unfavorable foreign currency translation of $1.3 million, or 1.0%. Net income in the first quarter of 2016 was $9.2 million, or $0.54 per diluted share, compared to $18.9 million, or $1.11 per diluted share in the first quarter of 2015. The first quarter of 2015 included $0.69 per share from the sale of a divested business. Excluding the divested business results, adjusted earnings per share were $0.42 for the first quarter of 2015, yielding a 29% quarter-on-quarter improvement.

Dale Barnhart, President and Chief Executive Officer, stated, “I am very pleased with the first quarter results of $0.54 per share. Gross margin increased by 340 points to 25.0% principally being driven by our Thermal/Acoustical Fibers and Industrial Filtration segments. During the first quarter of 2016, we continued to benefit from strong automotive demand in the Fibers and Metals segments. In particular, the Fibers segment reported organic sales growth of nearly 17% due to share gains and the benefit of higher volume at a key customer that had a planned shutdown in the first quarter of 2015. I am also pleased to report improved demand in Performance Materials’ air filtration markets which contributed to organic sales growth of 5.9% in the first quarter of 2016. While the Industrial Filtration segment reported a decline in organic sales of 6.8%, primarily due to softness in the power generation markets, the business reported operating margin improvement of 340 basis points, driven by favorable product mix and lower raw material costs.”

Below are financial highlights comparing quarter ended March 31, 2016 (“Q1 2016”) results to quarter ended March 31, 2015 (“Q1 2015”) results:

•
Net sales increased by $2.4 million, or 1.9%; organic sales grew by 2.9% and tooling net sales increased 1.3%, partially offset by 1.0% of unfavorable foreign currency translation and lower net sales of 1.3% as a result of a divested business;

•
Gross margin increased 340 basis points to 25.0% compared to adjusted gross margin of 21.6% in Q1 2015, primarily from lower raw material costs and change in product mix; Thermal/Acoustical Fibers segment gross margin benefited from increased parts sales of $5.3 million, resulting in improved absorption of overhead costs, as well as lower raw material costs; Industrial Filtration segment gross margin was impacted by an improved mix of products and lower raw material costs; changes in gross margin for the Thermal/Acoustical Metals and Performance Materials segments had a marginal impact on the Company’s overall consolidated gross margin;

•
Operating margin was 10.5% in Q1 2016, compared to adjusted operating margin of 7.9% in Q1 2015; improvement in operating margin of 260 basis points was realized despite increased administrative expenses primarily associated with salaries and benefits and professional services of approximately $1.1 million.

Cash less debt was $59.2 million at March 31, 2016 compared to $55.4 million at December 31, 2015, with the increase primarily driven by improved operating performance net of debt repayments of $10.1 million. The Company had $88.1 million of availability under its credit facility as of March 31, 2016.

Mr. Barnhart added, “Looking into the balance of the second quarter, orders in our automotive segments remain strong and we continue to see signs of improved demand for air filtration products in our Performance Materials segment. In the Industrial Filtration segment, we expect some general softness in the power generation markets to persist, but expect to continue to benefit from the product mix shift from non-filtration products. From a liquidity standpoint, we have the ability to support organic growth programs, fund capital investments and pursue attractive acquisitions that will drive profitable growth.”

Conference Call

Lydall will host a conference call on May 4, 2016, at 10:00 a.m. Eastern Time to discuss results for its first quarter ended March 31, 2016 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on May 4, 2016 through 11:59 p.m. Eastern Time, May 11, 2016 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10084979. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross margin, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for the second quarter of 2016, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, and with respect to possible violations of German anti-trust laws by employees in our German operation could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A - Risk Factors of Lydall's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2015.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended
	March 31,

	2016	2015

Net sales	$129,700	$127,306
Cost of sales	97,323	99,606
Gross profit	32,377	27,700

Selling, product development and administrative expenses	18,698	17,622
Operating income	13,679	10,078

Gain on sale of business	—	(18,647)
Interest expense	144	222
Other income, net	(167)	(1,022)
Income before income taxes	13,702	29,525

Income tax expense	4,533	10,588
Net income	$9,169	$18,937

Earnings per share:
Basic	$0.54	$1.12
Diluted	$0.54	$1.11

Weighted average number of common shares outstanding	16,825	16,837
Weighted average number of common shares and equivalents outstanding	17,036	17,109

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended
	March 31,
	2016	2015
Net Sales

Performance Materials Segment	$26,383	$25,058
Industrial Filtration Segment	31,207	34,200
Thermal/Acoustical Metals Segment	41,997	38,115
Thermal/Acoustical Fibers Segment	35,861	31,117
Other Products and Services:
Life Sciences Vital Fluids	—	1,671
Eliminations and Others	(5,748)	(2,855)
Consolidated Net Sales	$129,700	$127,306

Operating Income

Performance Materials Segment	$2,138	$1,306
Industrial Filtration Segment	3,926	3,154
Thermal/Acoustical Metals Segment	3,557	3,581
Thermal/Acoustical Fibers Segment	10,324	7,093
Other Products and Services:
Life Sciences Vital Fluids	—	118
Corporate Office Expenses	(6,266)	(5,174)
Consolidated Operating Income	$13,679	$10,078

Financial Position
In thousands except ratio data
(Unaudited)
	March 31, 2016	December 31, 2015

Cash and cash equivalents	$69,525	$75,909
Working capital	$153,950	$158,303
Total debt	$10,341	$20,479
Stockholders' equity	$257,899	$245,225
Total capitalization	$268,240	$265,704
Total debt to total capitalization	3.9%	7.7%

Cash Flows
In thousands	Quarter Ended
(Unaudited)	March 31,
	2016	2015

Net cash provided by (used for) operating activities	$12,783	$(1,097)
Net cash (used for) provided by investing activities	$(9,616)	$20,974
Net cash used for financing activities	$(10,537)	$(6,495)
Depreciation and amortization	$4,332	$4,362
Capital expenditures	$(9,616)	$(7,396)

Common Stock Data
Quarter Ended March 31,	2016	2015

High	$35.10	$33.10
Low	$25.41	$27.19
Close	$32.52	$31.72

During the first quarter of 2016, 5,636,311 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended March 31,
	2016	2015

Net sales	$129,700	$127,306
Divested business	—	(1,671)
Net sales, adjusted	$129,700	$125,635

Gross Profit, as reported	$32,377	$27,700
Divested business	—	(534)
Gross Profit, adjusted	$32,377	$27,166

Gross Margin, as reported	25.0%	21.8%
Gross Margin, adjusted	25.0%	21.6%

Operating income, as reported	$13,679	$10,078
Divested business	—	(118)
Operating income, adjusted	$13,679	$9,960

Operating margin, as reported	10.5%	7.9%
Operating margin, adjusted	10.5%	7.9%

Earnings per share, reported	$0.54	$1.11
Divested business, net of tax of $45	$—	$—
Gain on sale of Life Sciences Vital Fluids, net of tax of $6,807	$—	$(0.69)
Earnings per share, adjusted	$0.54	$0.42

This press release reports adjusted results for the quarter ended March 31, 2015 which excludes results from a divested business.

Organic Sales
(Unaudited)

Quarter Ended
March 31,
2016
Sales growth, as reported	1.9%
Disposition of Life Sciences Vital Fluids business	1.3%
Foreign currency translation	1.0%
Change in tooling sales	(1.3)%
Organic sales growth	2.9%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.